EXHIBIT 5.1

November 11, 2011

MicroVision, Inc.

6222 185th Avenue NE

Redmond, WA 98052

Re: Registration Statement on Form S-3 (File No. 333-175419)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated July 29, 2011 (the “Base Prospectus”), the preliminary prospectus supplement dated November 10, 2011 (together with the free writing prospectus dated November 11, 2011, the “Preliminary Prospectus”) and the prospectus supplement dated November 11, 2011 (collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offering by MicroVision, Inc. (the “Company”) of (i) 17,948,716 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase an aggregate of 8,974,358 shares of Common Stock (the “Warrants”). The shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.” The Shares, the Warrants and the Warrant Shares are covered by the Registration Statement. We understand that the Shares, the Warrants and the Warrant Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares and Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon exercise of the Warrants in accordance with their terms, will have been duly authorized and validly issued and will be fully paid and nonassessable, assuming a sufficient number of Warrant Shares are at the time available for issuance.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Sections 7 and 11 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP